Exhibit 99.1

Eidos Therapeutics Special Committee Rejects Proposal from BridgeBio Pharma to Acquire Shares

Advises Stockholders Take No Action at this Time

San Francisco, CA (September 12, 2019) – Eidos Therapeutics, Inc. (Nasdaq:EIDX) (“Eidos”) announced today that the Special Committee of its Board of Directors (the “Special Committee”) unanimously rejected the non-binding proposal dated August 8, 2019 (the “Proposal”) from BridgeBio Pharma, Inc., the parent entity of the Company’s majority stockholder (“BridgeBio”), to purchase all of the outstanding common stock of the Company not already owned by BridgeBio for a fixed exchange ratio of 1.30 shares of BridgeBio common stock for each share of Eidos common stock.

After a comprehensive review of the Proposal conducted in consultation with its independent financial and legal advisors, including a review of the business and prospects of each of Eidos and BridgeBio, the Special Committee concluded that the Proposal is inadequate and not in the best interests of Eidos’ minority stockholders.

A copy of the letter sent by the Special Committee to BridgeBio on September 12, 2019 in response to the Proposal is included as Annex A to this news release.

Eidos stockholders are advised to take no action at this time.

About Eidos Therapeutics, Inc.

Eidos Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR). Eidos is developing AG10, a potentially disease-modifying therapy for the treatment of ATTR. For more information, please visit www.eidostx.com. BridgeBio Pharma, Inc., through its wholly-owned subsidiary, BridgeBio Pharma LLC, currently owns approximately 66.6% of the outstanding shares of common stock of Eidos.

Cautionary Note Regarding Forward-Looking Statements

This news release contains statements regarding the Proposal that may be deemed to be “forward-looking statements” within the meaning of applicable securities laws, and Eidos may make related forward-looking statements on or following the date hereof. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by Eidos and include the possibility that discussions with BridgeBio may not result in a transaction and the possibility that any such proposed transaction with BridgeBio may not be entered into or completed on the terms described in the Proposal or at all, including as a result of changes in the business or prospects of Eidos or BridgeBio. As a result, undue reliance should not be placed on these forward-looking statements. Any forward-looking statements in this news release are made only as of the date of this news release.

Eidos does not assume any obligation to publicly update any forward-looking statements except as required by law.

Special Committee Contacts:

Steve Frankel / Annabelle Rinehart, Joele Frank, Wilkinson Brimmer Katcher, (212) 355-4449

Annex A

Response Letter

September 12, 2019

Brian Stephenson

Chief Financial Officer

BridgeBio Pharma, Inc.

421 Kipling Street

Palo Alto, CA 94301

Dear Mr. Stephenson,

I refer to your non-binding proposal dated August 8, 2019 (the “Proposal”), proposing to acquire all of the outstanding shares of common stock of Eidos Therapeutics, Inc. (“Eidos”) that are not already owned by BridgeBio Pharma Inc. (“BridgeBio”) for a fixed exchange ratio of 1.30 shares of BridgeBio common stock for each share of Eidos common stock.

After a comprehensive review of the Proposal conducted in consultation with its independent financial and legal advisors, the Special Committee of the Board of Directors of Eidos (the “Special Committee”) has unanimously concluded that the Proposal is inadequate and not in the best interests of Eidos’ minority stockholders.

The Special Committee believes that the proposed exchange ratio significantly undervalues Eidos based on the intrinsic value of its key assets and its prospects.

The Special Committee is committed to exploring all options for maximizing stockholder value, and we would be open to evaluating any potentially improved proposals.

Please note that the Special Committee is issuing a press release announcing that it has rejected the Proposal.

On behalf of the Special Committee,

/s/ Rajeev Shah

Rajeev Shah

Chairman of the Special Committee of the Board of Directors

Eidos Therapeutics, Inc.